Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated as of April 2, 2020 ("Effective Date"), between IRACH B. TARAPOREWALA, 24 Carhart Ave. #204, White Plains, NY 10605 ("Employee"), and EOM PHARMACEUTICALS, LLC a Limited Liability Corporation with offices at 35 Brookside Ave., Chester, NY 10918 ("the Company").

WHEREAS, the Company and the Employee entered into an Employment Agreement effective as of April 20, 2020 (the "2020 Employment Agreement"); and

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1. Employment

The Company agrees to employ the Employee, and the Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

2. Term

The term of this Agreement shall commence on April 20, 2020 and shall continue for two (2) calendar years and renewable annually thereafter upon approval of the Company's Executive Committee, provided that either party can terminate the employment at any time, for any reason, upon 30 days' notice (the "Employment Period").

3. Position(s) and Duties

A. Chief Executive Officer / Chief Operating Officer (CEO/COO).

B. From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company, as the Company's Chief Executive Officer / Chief Operating Officer (CEO/COO). During the term of this Employment Agreement (as defined in Section 2 above), the Employee agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties that are assigned to him. The Employee shall observe and abide by the reasonable corporate policies and decisions of the Company in all business matters disclosed to the Employee. The Company, in turn, shall provide the necessary support, to the Employee, for the execution of his duties.

C. Employee shall primarily be based at 24 Carhart Ave. #204, White Plains, NY 10605. The Employee agrees that he will travel to whatever extent is reasonably necessary in the conduct of the Company's business; provided, however, that the Employee shall not be required directly or indirectly to relocate without his consent.

4. Representations of Employee

Employee represents and warrants that neither the execution nor delivery of this Agreement nor the performance of his duties hereunder violates the provision of any other agreement to which he is a party or by which he is bound. Employee further agrees to indemnify Company for all damages in the event that this representation is breached.

5. Indemnification

A. Subject to the provisions of the Company's Articles of Incorporation, as amended from time to time, the Company shall indemnify the Employee to the fullest extent permitted by the Revised Statutes of the State of New York, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses, and attorney's fees) actually and necessarily incurred or paid by the Employee in connection with any action, suit, investigation, or proceeding arising out of or relating to the performance by the Employee of services for, or the acting by Employee as an officer or employee of, the Company, or any other person or enterprise at the Company's request provided that he acted in good faith, for a purpose which he reasonably believed to be in the best interests of

the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. The Employee's expenses incurred in any such action, suit, investigation or proceeding shall be advanced as incurred upon an undertaking by the Employee to repay such expenses if they are subsequently finally adjudicated and not indemnifiable.

B. The Company shall maintain appropriate levels of D&O insurance as well as other insurance for general business and product liability insurances.

6. Compensation and Benefits

A. **Base Salary.** As compensation for the Employee's services hereunder during the Employment Period, the Company shall pay the Employee a base salary of Two Hundred and Fifty Thousand Dollars and Zero Cents ($250,000.00) per annum, less usual statutory deductions, commencing April 20, 2020, and through the Employment Period of the Agreement unless amended by the Company's Executive Committee ("Base Salary"). Any Base Salary payable hereunder shall be paid on a monthly basis to the Employee on the FIRST (1st) day of the month, Furthermore, the Company agrees to review the Employee's base salary on an annual basis.

B. **Bonus.** The Company's Executive Committee will, on an annual basis, review the performance of the Company and of the Employee and will pay such bonus, as it deems appropriate to the Employee, based upon such review.

C. **Fringe Benefits.** The Employee shall be entitled to participate in all fringe benefits the Company provides for its senior executives in accordance with eligibility requirements. Such fringe benefits may include paid time off (vacation and sick days) and medical insurance coverage (health, dental and vision). The Employee shall be advised of such benefits in writing.

(i) Medical & Dental Insurance

The Company will reimburse Employee's costs under his own current medical and dental insurance plan(s) on the basis of 100% of his premium costs; currently Thirty-Seven Thousand Two Hundred Fifty Dollars and Zero Cents ($37,250.00) [includes tax gross-up]. As such premiums are paid directly by the Employee, the Company shall reimburse the Employee for such premium payments on a quarterly basis in the months of January, April, July and October, provided that Employee has properly accounted therefore in accordance with the Company's written policy of which the Employee has had reasonable prior notice and/or the presentation to the Company's Executive Committee of the pre-paid invoice statement of premiums, by the Employee, to the health care provider(s). Furthermore, the Company agrees to revise/update the Employee's medical and dental insurance plan(s) costs, on an annual basis, upon Employee's enrollment to these plans.

(ii) Life Insurance

The Company shall reimburse Employee Three Thousand Twelve Dollars and Zero Cents ($3,012.00) per annum for Employee to maintain his current (personal) life insurance policy. As such policy is paid directly by the Employee, the Company shall reimburse the Employee for such policy payment on an annual basis in the month of May, provided that Employee has properly accounted therefore in accordance with the Company's written policy of which the Employee has had reasonable prior notice and/or the presentation to the Company's Executive Committee of the pre-paid policy statement, by the Employee, to the insurance carrier. This benefit to the Employee will be paid in a one-time lump sum payment, separate from standard payroll statutory deductions, to avoid the tax gross-up markup.

D. **Equity Compensation.** To be determined by the Company's Executive Committee and the Employee in a term no later than SIX (6) months of the execution of this Employment Agreement.

E. **Performance Bonus.** The Employee's performance shall be reviewed by the Company's Executive Committee no less frequently than annually and the Executive Committee shall make recommendations to increase base salary, or additional incentive awards, based upon performance evaluation.

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Notwithstanding the foregoing, the Company may or may not pay Employee a performance bonus as determined by the Company's Executive Committee, solely in its discretion. The decision to issue a performance bonus to Employee in any particular year shall have no effect on the absolute discretion of the Executive Committee to grant or not to grant a performance bonus in subsequent years. A performance bonus may be granted based upon Employee, Group, and Company performance, general economic conditions, and the ability of the Company to provide for a bonus, among other considerations. Any determination to award a performance bonus shall be made after review of the aforesaid criteria. Any performance bonus, when granted at the Company's discretion, will be paid in the form of a cash payment.

F. **Expense Reimbursement.** The Employee is required to obtain unanimous approval of the Company's Executive Committee for all events that would require expense reimbursement.

The Company shall promptly pay the reasonable and approved expenses incurred by the Employee in the performance of his duties hereunder, including, without limitation, those incurred in connection with business-related travel, telecommunications, and entertainment, or, if such expenses are paid directly by the Employee, shall promptly reimburse the Employee for such payment, provided that Employee has properly accounted therefore in accordance with the Company's written policy of which the Employee has had reasonable prior notice and/or the presentation of an itemized account of such expenses by the Employee.

G. **Mobile Phone.** During the term of this Agreement, the Company shall provide the Employee with a mobile phone for the execution of his duties. The Company shall pay the costs associated with the mobile phone device, phone plan and service fees. Alternatively, Employee will use his own personal mobile phone device and the Company will reimburse the Employee Seventy-Five Percent (75%) of his monthly phone plan costs. As such payments are paid directly by the Employee, the Company shall reimburse the Employee on a quarterly basis in the months of January, April, July and October, provided that Employee has properly accounted therefore in accordance with the Company's written policy of which the Employee has had reasonable prior notice and/or the presentation to the Company's Executive Committee of the pre-paid statement, by the Employee, to the mobile phone carrier.

7. <u>Termination and Compensation Provisions</u>

Notwithstanding any other provisions of this Agreement, the Employee's employment may be terminated:

A. **By the Company for Cause upon notice to the Employee.** "Cause" shall mean: (i) breach by the Employee of any material provision of this Agreement and the expiration of a 30-business day cure period for such breach after written notice thereof has been provided to the Employee, (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under the Agreement, or (iii) the Employee having engaged in fraud, embezzlement, theft, commission of a felony or, except as may be required by law or upon advice of counsel, his having been proven to have made an intentional unauthorized disclosure with the knowledge that such disclosure would materially harm the Company's interests including, but not limited to, trade secrets or other proprietary information of the Company or a subsidiary in violation of written policies regarding disclosure of trade secrets and the Company believes that such disclosure has damaged the Company or its subsidiary in a material manner.

B. **Death.** In the event of Employee's death during the term of his employment, the Company's obligation to pay further compensation hereunder shall cease forthwith, except that Employee's legal representative shall be entitled to (a) receive his monthly compensation for the period up to the last day of the month in which such death shall have occurred and (b) receive on behalf of the Employee's estate such benefits as to which the Employee may be entitled under then existing Company benefit policies and programs including any and all equity instruments or vested shares of capital stock.

C. **Not for Cause/Severance**. By the Company other than for Cause in which event the Company shall pay to the Employee an amount equal to twelve (12) months' salary as severance compensation (without regard to compensation or benefits the Employee receives from any other source). The Employee shall be eligible for all benefits during this twelve (12) month period including bonuses, vesting of previously awarded stock equity, health care insurance and other fringe benefits that have been ongoing prior to the written notice (without regard to

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compensation or benefits the Employee receives from any other source). The Company may elect to pay such severance compensation in a lump sum or in equal payments over a period of not more than twelve (12) months.

D. **Voluntary Termination**. The Employee may terminate his service to the Company at any time with a written notice of resignation provided at least thirty (30) days prior to such termination date. No severance pay shall be payable to the Employee upon voluntary termination of service by the Employee. However, the Company's Executive Committee may, in its own discretion, award the Employee benefits such as partial vesting rights to unvested stock equity, partial continuation of fringe benefits, cash bonuses, or other benefits, in recognition of the Employee's service.

E. **Return of Company Property, Instruments of Business, Documents, Confidential and Proprietary Information**. Within 90 days of termination of employment or death, the Employee (or his legal representative in the case of death), must return all Company Property, including computers, tablets, and other instruments paid for by the Company, all documents and correspondence related to the Company, and all confidential and proprietary information that may be in possession of the Employee. The Employee may delete articles of personal content unrelated to the Company, but shall not otherwise delete any information, software, or other files from soft records.

F. **Employee's Indebtedness to the Company, if any, and Company's Obligations to the Employee, if any.** Notwithstanding any of the foregoing provisions of this Section (7), if the Employee is indebted to the Company, the severance pay or other compensation obligations of the Company or other awards due to the Employee, shall be applied first to such indebtedness, in accordance with the Company's records; the excess, if any, shall be paid to Employee and, in any event, the Employee shall remain liable for any excess of his/her indebtedness to the Company over any amounts owed by the Company. In addition, upon termination of the Employee's employment, all loans, expense reimbursements and other amounts owed by the Company to the Employee (other than severance compensation) shall become immediately due and payable within 90 days. All excess indebtedness of the Employee to the Company, and all other deliverables by the Employee to the Company, must be satisfied by the Employee within 90 days from the termination date.

8. <u>Nondisclosure of Proprietary/Confidential Information</u>

The Employee acknowledges that he will have access to information about the Company and his employment with the Company shall, throughout the Employment Period, bring him into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, and their respective customers, including, without limitation, information proprietary to the Company, trade secrets, and other confidential material, which information is not readily available to the public and all of which is highly confidential and proprietary and was developed at great effort and expense (such material, "Confidential Information"). Employee further acknowledges that the timelines for drug development processes are extra-ordinarily long, often requiring as many as ten to twenty years from project initiation to product approval. In recognition of the foregoing, during the Employment Period and for a period of THREE (3) years thereafter, regardless of the reason for any termination of employment (whether voluntary or involuntary and whether for Cause or otherwise), the Employee shall not, without the written consent of the Company Executive Committee, disclose, or use or make available for anyone to use (except in the course of his employment hereunder and in furtherance of the business of the Company, its subsidiaries, or its affiliates) any Confidential Information and the Employee shall during the continuance of his employment by the Company use his best efforts to prevent the unauthorized publication or misuse of any Confidential Information; provided, however, that Confidential Information shall not include any information (i) known generally to the public (other than as a result of unauthorized disclosure by the Employee) or (ii) developed by the Employee without violating any of the provisions of this Agreement.

The Employee agrees that upon termination of his employment with the Company for any reason, voluntary or involuntary, with or without Cause, he will immediately return to the Company all Confidential Information within his possession (or under his control), and shall not at any time thereafter copy or reproduce the same.

9. <u>Non-Solicitation / Non-Compete</u>

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A. Employee recognizes and acknowledges that during employment the Employee will have access to, learn, be provided with, and, in some cases, will prepare and create certain confidential proprietary business information, including, but not limited to, client and customer information and customer lists, all of which are of substantial value to the Company's business. The Employee agrees that in addition to any other limitation, for a period of twelve (12) months after the termination of employment hereunder by him or for any reason by the Company, the Employee will not, on his behalf or on behalf of any other person, firm, or corporation, call on any of the Company's, or that of any of its affiliates or subsidiaries, customers, investors, analysts, investment bankers, brokers, or other persons or businesses with which the Company and/or its subsidiaries or affiliates had communicated, solicited investment, or solicited for any business purposes, for the purpose of soliciting and/or providing to any of these customers any non-public information relating to the Company's business, nor will the Employee in any way, directly or indirectly, for himself, or on behalf of any other person, firm, or corporation competing with the Company, solicit, divert, or take away any customers of the Company, its affiliates, or its subsidiaries. In the event of an actual or threatened breach by the Employee of the provisions of this paragraph, the Company shall be entitled to injunctive relief restraining the Employee from the breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

B. During the course of employment and for a period of a year (1) from the date of termination of this Agreement either by Employee or the Company, with our without Cause, Employee shall not, directly or indirectly, individually or on behalf of persons not now parties to this agreement, or as a partner, stockholder, director, officer, principal, agent, employee, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity to engage in a business utilizing technology or other products or businesses that directly compete with the Company's then current sales / products in development (as of termination). The Parties agree that the intent of this Agreement is to protect the Company from unfair competition by the use of the Company's proprietary information that is used by, disclosed to, known by, or made aware of to Employee as a result of the Employee's employment with the Company, to the maximum extent permitted by this Agreement and the Laws in the State of New York, and not to block the Employee's ability to be skillfully employed. Employee acknowledges the reasonableness of this restrictive covenant and the reasonableness of the duration that are a part of this covenant.

C. The Company recognizes that the Employee has had years of experience in the pharmaceutical, drug development, diagnostic and health care industry, and that concomitant with such experience is a network of personal and business relationships already established prior to employment with the Company, and nothing in Sections 8 and 9 will limit the business or activities of Employee except for the restriction on disclosure of proprietary and confidential information set forth in Section 8 and independently developed by the Company, but limited to the extent that such information, and contacts have not been disclosed by the Company to third parties.

10. <u>Independence and Severability</u>

Each of the rights enumerated in Sections 8 and 9 (the Restrictive Covenant, Nondisclosure, and No-Solicitation clauses) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Sections 8 and 9, or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Sections 8 and 9 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision to the maximum extent permissible under applicable law(s) and in its reduced form said provision shall then be enforceable.

11. <u>Specific Remedies</u>

A. The Employee acknowledges that the Company shall suffer irreparable injury if he breaches his obligations under Sections 8, 9 and 10. Accordingly, in the event of such breach, and notwithstanding the provisions of <u>Section 13</u>, Arbitration, the Employee acknowledges that the Company will be entitled to injunctive relief in any state or federal court of competent jurisdiction within New York. The Employee further submits to the personal jurisdiction of such courts for the purposes of any such action.

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B. Employee hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that the Company, in enforcing the covenants contained herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in these paragraphs.

12. Cooperation Following Termination

Provided that he is fairly compensated for his time and reimbursed for his out-of-pocket expenses, the Employee agrees that, following notice of termination of his employment, (i) he will cooperate fully with the Company in all matters relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate; and (ii) he will cooperate with the Company as to any and all claims, controversies, disputes, or complaints over which he has any knowledge or that may relate to him or his employment relationship with the Company. Such cooperation includes, but is not limited to, providing the Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

13. Arbitration

To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of, or in any way connected or related to the Employee's employment with the Company or the termination of that employment, the Company and the Employee each agree that any and all such dispute, whether of law or fact of any nature whatsoever, shall, if the dispute cannot be resolved within thirty (30) days despite good faith negotiation, be resolved by final and binding arbitration by The American Arbitration Association - Commercial Division ("AAA") in New York, New York. The Employee agrees to submit to binding arbitration for the resolution of any employment related controversy, dispute or claim ("Employment Related Claim"). The term "Employment Related Claim" means any dispute, claim, or controversy against the Company, including claims related to salary, bonuses, stock, options, vacation pay, fringe benefits, expense reimbursement, severance benefits, wrongful discharge, defamation, fraud, and breach of good faith and fair dealing, whether arising out of Employee's employment, the cessation of Employee's employment or any terms or conditions of Employee's employment, or arising out of this Agreement (including the restrictive covenant hereunder), which could have been brought before an appropriate government administrative agency or in an appropriate court. Arbitration pursuant to this Agreement shall be the exclusive means for resolution of such claims and the Company and the Employee understand that by signing this Agreement, they are waiving the right to obtain any legal or equitable relief from any government agency or court, or to commence any court action or to have a jury trial. Notwithstanding the foregoing, Employee does not waive his right to file a complaint with the Equal Employment Opportunity Commission pursuant to Title VII, the ADEA, and/or the OWBPA.

The arbitrator's decision shall be final and binding. The arbitrator shall have the power to award all legal or equitable relief that would have been available in a court of law, including the costs of arbitration; to the extent such damages are allowed under law.

Employee further acknowledges that he has been advised of his right to consult legal counsel with regard to this Agreement.

The arbitration shall be governed by the laws of the State of New York.

14. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15. Integration

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements, and agreements related to the subject matter hereof made prior to the date hereof.

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16. Modifications and Amendments

This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by the Company's Executive Committee. Such modification or amendment will not become effective until such approval has been given.

17. Validity

If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

18. Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date delivered, if delivered in person, or by telecopy or if mailed, by express courier, postage prepaid, addressed as follows:

If to Employee: 24 Carhart Ave. #204
White Plains, NY 10605

If to the Company: EOM PHARMACEUTICALS, LLC
35 Brookside Ave.
Chester, NY 10918

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

19. Counterparts

The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature is as effective as signing and delivering the counterpart in person.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written upon.

EOM PHARMACEUTICALS, LLC:

[signature]

Mayer Goldberger

For Employee:

Irach B. Taraporewala

IRACH B. TARAPOREWALA, Ph.D.